Exhibit 99.1

PRIMUS TELECOMMUNICATIONS REPORTS

SECOND QUARTER 2005 FINANCIAL RESULTS

McLEAN, VA.—(BUSINESS WIRE)—August 2, 2005—PRIMUS Telecommunications Group, Incorporated (NASDAQ: PRTL), an integrated communications services provider, today announced its results for the quarter ended June 30, 2005.

Business Performance Highlights:

•	New Initiatives Continue Strong Sequential Growth

•	95,000 DSL Customers in Australia (up 27%)

•	85,000 VOIP/Lingo Customers (up 21%)

•	60,000 Local Lines in Canada (up 50%)

•	Core Retail Revenue and Profitability Under Continued Pressure

•	$293 Million Net Revenue

•	$24 Million Loss From Operations

•	$2 Million Adjusted EBITDA Loss (After Including $5 Million in Write-down/Severance Charges)

PRIMUS reported second quarter 2005 net revenue of $293 million, as compared to $332 million in the second quarter 2004. The Company reported a net loss for the quarter of ($44) million compared to a net loss of ($15) million in the second quarter 2004. As a result, the Company reported basic and diluted loss per common share of ($0.49) in the second quarter 2005, as compared to basic and diluted loss per common share of ($0.17) in the year-ago quarter.

“Our fundamental challenge continues to be generating sufficient margin contribution from new initiatives in broadband, local and voice-over-Internet protocol (VOIP) services to offset the declining contribution from our core long distance voice and dial-up ISP businesses,” said K. Paul Singh, Chairman and Chief Executive Officer of PRIMUS. “We believe that the path to creating long-term shareholder value is to achieve scale in the broadband, local and VOIP businesses, and to do so at investment levels that permit the Company to achieve its goal of being Free Cash Flow positive in 2006.

“In order to accomplish our goal of becoming Free Cash Flow positive in 2002, we are implementing a four-pronged Action Plan: first, to continue to drive strong revenue growth from the new initiatives in the broadband, local and VOIP businesses and to concentrate resources on the most promising initiatives; second, to achieve margin enhancements from the new initiatives as a result of increased scale and by investing in the broadband infrastructure in high density locations as well as migrating customers onto our network; third, to continue cost cutting and cost management programs partially to offset margin erosion caused by the continued decline of our high-margin core retail revenues; and fourth, to delever the balance sheet and reduce interest expense.”

To date, PRIMUS’s strategy of refocusing the Company in the direction of growth businesses is showing clear and tangible results. In light of continuing strong sequential revenue growth from the new initiatives in the second quarter, together with the performance outlined below, PRIMUS now expects by the fourth quarter 2005 its new initiatives to generate an aggregate revenue run rate of approximately $100 million annually.

Sequential Progress of New Initiatives:

•	In Australia, PRIMUS now has over 95,000 digital subscriber lines (DSL) customers (up 27%) and is targeting over 120,000 DSL customers by the end of 2005. Most new broadband customers sign a two-year contract and approximately 75% of them also take a bundled local and long distance voice package. Residential customers taking a bundled broadband solution generate approximately AUS $85 per month in revenue. The build-out of the first phase of the Company’s DSL infrastructure of 190 nodes has accelerated with 101 nodes installed and 36 other installations in progress. As a result, initial migration of existing resale local and broadband customers to the PRIMUS network has begun, and approximately 15,000 customers have been transferred to date. Migration activity has intensified, and this total is expected to reach 60,000 by the end of 2005. The impact of such migrations is expected to contribute approximately an additional AUS $10 million of Adjusted EBITDA in 2006.

•	In Canada, the Company’s residential local telephone offering has generated approximately 60,000 lines in service (up 50%) with a goal of reaching 100,000 lines by the end of 2005. Approximately 90% of the new local customers add a bundled long distance offering and such customers generate average monthly revenues of CAN $47, as compared to approximately CAN $12 for a stand-alone long distance customer. Revenue less cost of revenue as a percentage of revenue for the local product is in the range of 35%. It is expected that local service revenue growth will exceed the decline in residential long distance voice services in the second half of 2005 – representing a key inflection point.

•	Retail VOIP services, led by the well-recognized LINGO brand, have grown to approximately 85,000 customers (up 21%). During the second quarter of 2005, the Company invested approximately $8 million in its operations to grow the LINGO business in the United States to in excess of 70,000 customers today, twelve months after its launch. LINGO customers generate approximately $29 in average monthly revenues; revenue less cost of revenue as a percentage of revenue is approaching 45%, and customer acquisition costs during 2005 have averaged under $170. While the Company is pleased with the early results, significant further investment will be required to continue strengthening the LINGO brand and support an expanding customer base before achieving positive Adjusted EBITDA.

It should be recognized that the Company’s marketing efforts across its broadband, VOIP and local initiatives, while successful, initially increase near-term pressure on profitability and cash flow due to one-time migration and installation charges imposed by the incumbent carriers. The relative impact of such one-time fees, which currently range between $40 per customer in Canada and $110 per customer in Australia, should lessen in early 2006 as the rate of new customer additions becomes a lower percentage of the growing customer base. In the second quarter 2005, the Company incurred $2 million in such fees, which are expected to increase to approximately $10 million in the second half of 2005 as new customer growth continues and as customer migrations peak.

Another important element of the Company’s Action Plan is its previously specified intent to reduce costs to offset partially the decline in core long-distance voice and dial-up ISP revenues. Over the course of the second quarter the Company has implemented cost reductions targeted to achieve at least $20 million in annualized savings, and it expects to implement further cost reductions throughout the remainder of this year. The Company’s intensive capital expenditure program in support of the new initiatives, particularly the DSL network build-out in Australia, is expected to reach a peak of between $50 million to $60 million during 2005.

“We are pleased with our progress to date in transforming PRIMUS and growing scale in our broadband, local and VOIP businesses,” Singh stated. “We believe the combination of our investment and progress to date on these new initiatives has already improved the competitive positioning and the franchise values of our major operating subsidiaries.

“As we review our operating results to date and face the challenge of continued decline in our core long distance voice and dial-up ISP businesses, it is clear that we must stay the course of investing to create scale in the new initiatives,” Singh said. “Pursuit of that course, while critical to our long term success, will make it unlikely that the Company will reach its $35 million to $50 million Adjusted EBITDA target for 2005. The management priority remains, however, to be Free Cash Flow positive in 2006. We believe this goal can be accomplished through execution of our four-pronged Action Plan.”

Second Quarter 2005 Financial Results

Second quarter 2005 revenue was $293 million, down 6% sequentially from $314 million in the prior quarter and down 12% from $332 million in the second quarter 2004. “The sequential quarterly revenue decline was primarily due to a $13 million decline in our European prepaid services revenue, a $8 million decline in retail long distance and dial-up ISP revenues, and a decline of $5 million as a result of a strengthening United States dollar, partially offset by $5 million of revenue growth from various new product initiatives,” stated Thomas R. Kloster, Chief Financial Officer.

“As we discussed in our year-end 2004 and first quarter 2005 earnings releases, we no longer operate a prepaid services business in the United Kingdom, but rather support service providers through a wholesale relationship. As a result, the revenue decline from first quarter to second quarter was not unexpected. During the second quarter, we launched operations in new geographic markets, including the United States as a provider of prepaid services directly to service providers and prepaid calling card distributors. The revenue trajectory of the prepaid services business exiting the second quarter should enable it to return to a position of growth,” stated Mr. Kloster.

Net revenue from data/Internet and VOIP services, despite the decline in dial-up ISP revenues, remained stable from the prior quarter at $70 million (24% of total net revenue for the quarter) and up 14% from the second quarter 2004. Geographic revenue mix changed slightly with 18% coming from the United States, 21% from Canada, 29% from Europe and 32% from Asia-Pacific. The mix of net revenue was 79% retail (53% residential and 26% business) and 21% carrier.

Selling, general and administrative (SG&A) expenses for the second quarter 2005 were $99 million (33.6% of net revenue), down from $106 million (33.6% of net revenue) in the prior quarter and up from $95 million (28.8% of net revenue) for the second quarter 2004. The sequential decline in SG&A expenses was driven largely by decreased commissions expense as a result of the prepaid services revenue decline. The second quarter SG&A expenses includes $2 million of severance expense and does not reflect a complete quarterly benefit of cost reduction actions which were implemented in the latter part of the second quarter. Additional cost reduction actions have been taken and further are expected to be taken during the remainder of the year.

Loss from operations was ($24) million in the second quarter 2005 (including a $3 million write-down of European prepaid receivables and card stock inventory, a $1 million asset impairment write-down and $2 million in severance expenses), versus a loss of ($17) million in the prior quarter (including a $4 million write-down of inventory and receivables related to European wireless handsets) and $12 million of income from operations in the year-ago quarter.

Adjusted EBITDA, as calculated in the attached schedules, was a loss of ($2) million for the second quarter 2005 versus a positive $6 million in the prior quarter and $37 million in the second quarter 2004. The $8 million sequential decline in Adjusted EBITDA is mainly due to the decline in revenue, higher cost of revenue as a percentage of revenue due to a changing product mix, a $3 million write-down in European prepaid receivables and card stock inventory, and a $2 million severance expense.

Interest expense for the second quarter 2005 was $14 million, $1 million higher than the prior quarter and $2 million higher than in the second quarter 2004. The second quarter 2005 reflected a full quarter of interest expense related to the $100 million senior secured term loan facility which closed on February 18, 2005.

Net loss for the quarter was ($44) million (including a $3 million net loss from foreign currency transactions, a $3 million write-down of European prepaid card receivables and card stock inventory, a $2 million loss on early debt extinguishment, a $1 million asset impairment write-down and $2 million in severance expenses) compared to a net loss of ($35) million (including a $4 million write-down of inventory and receivables related to European wireless handsets and a $3 million net loss from foreign currency transactions) in the first quarter 2005 and a net loss of ($15) million (including a $15 million net loss from foreign currency transactions and a $2 million loss on sale of assets) in the second quarter of 2004.

Adjusted Net Income (Loss), as calculated in the attached schedules, for the second quarter 2005 was a loss of ($39) million, as compared to a loss of ($31) million in the prior quarter and income of $1 million for the year-ago quarter.

Adjusted Diluted Income (Loss) Per Common Share, as calculated in the attached schedules, was a loss of ($0.43) for the second quarter 2005, compared to Adjusted Diluted Loss Per Common Share of ($0.35) for the first quarter 2005 and Adjusted Diluted Income Per Common Share of $0.01 in the year-ago quarter.

Liquidity and Capital Resources

PRIMUS ended the second quarter 2005 with a cash balance of $105 million, including $13 million of restricted funds. During the quarter, $2 million in cash was used in operating activities. Capital expenditures for the quarter were $16 million and Free Cash Flow, as calculated in the attached schedules, was negative ($18) million.

PRIMUS’s long-term debt obligations as of June 30, 2005 were $646 million, down $10 million from March 31, 2005. This reduction includes exchanges of $5 million principal amount of the Company’s 5.75% convertible subordinated debentures due February 15, 2007 (“5.75% Convertible Debentures”) for 2.8 million shares of common stock of the Company. Since June 30, 2005, the Company has exchanged an additional $12 million principal amount of its 5.75% Convertible Debentures for 7.0 million shares of its common stock.

The Company and/or its subsidiaries will evaluate and determine on a continuing basis, depending upon market conditions and the outcome of events described as “forward-looking statements” in this release and its SEC filings, the most efficient use of the Company’s capital and resources, including investment in the Company’s network, systems, and new product initiatives, purchasing, refinancing, exchanging, tendering for or retiring certain of the Company’s outstanding debt securities in privately negotiated transactions, open market transactions or by other direct or indirect means to the extent permitted by existing covenants.

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The management of PRIMUS Telecommunications Group, Incorporated will conduct a conference call and Web cast for analysts and investors to discuss second quarter 2005 results on August 2, 2005, at 5:00 PM Eastern. Participants should dial 866-814-8483 (domestic) or 703-639-1373 (international) for telephone access or go to www.primustel.com for Web cast access about ten minutes prior to the scheduled start-time. Replay information will be available following the conclusion of the live broadcasts on the Company’s Web site.

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PRIMUS Telecommunications Group, Incorporated (NASDAQ: PRTL) is an integrated communications services provider offering international and domestic voice, voice-over-Internet protocol (VOIP), Internet, wireless, data and hosting services to business and residential retail customers and other carriers located primarily in the United States, Canada, Australia, the United Kingdom and western Europe. PRIMUS provides services over its global network of owned and leased transmission facilities, including approximately 250 points-of-presence (POPs) throughout the world, ownership interests in undersea fiber optic cable systems, 18 carrier-grade international gateway and domestic switches, and a variety of operating relationships that allow it to deliver traffic worldwide. Founded in 1994, PRIMUS is based in McLean, Virginia.

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Statements in this press release concerning the creation of shareholder value, the 2005 revenue levels (including the timing of and effects of contribution from new initiatives), VOIP, wireless, broadband and wireline growth prospects, strategies, feasibility and timing of potential capital markets transactions, investment requirements, margins, future Adjusted EBITDA and Free Cash Flow levels, financing/delevering plans, the timing, extent and effectiveness of cost reduction programs, future results of the restructured prepaid services business, income tax expense, cash flow, the effectiveness and profitability of planned future service offerings, selling, general and administrative expense, capital expenditures (including the DSL network deployment in Australia), working capital, changes in competitive circumstances and growth constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements are based on current expectations, and are not strictly historical statements. Factors and risks that could cause actual results or circumstances to differ materially from those set forth or contemplated in forward-looking statements include, without limitation: changes in business conditions; failure to realize future growth, including future growth related to new product and service initiatives; competitive market strategies including product bundling by competitors; new product initiatives; fluctuations in the exchange rates of currencies, particularly any strengthening of the United States dollar relative to foreign currencies of the countries where we conduct our foreign operations; adverse interest rate developments; faster than expected declines in core long distance and dial-up ISP businesses; fluctuations in prevailing trade credit terms or revenues due to the adverse impact of, among other things, further telecommunications carrier bankruptcies or adverse bankruptcy related developments affecting our large carrier customers; the possible inability to raise additional capital when needed, or at all; changes in the telecommunications or Internet industry; adverse tax rulings from applicable taxing authorities; our failure to reestablish prepaid service revenue; broadband, Internet, VOIP, local, wireless and telecommunications competition; changes in financial, capital market and economic conditions; changes in service offerings or business strategies; difficulty in attracting and retaining customers; difficulty in providing VOIP services or new local, wireless or broadband services; changes in the regulatory schemes or requirements and regulatory enforcement in the markets in which we operate and uncertainty regarding the nature and degree of regulation relating to certain services such as VOIP; restrictions on our ability to follow certain strategies or complete certain transactions as a result of our capital structure or debt covenants; risks associated with our limited DSL, Internet, VOIP, local, wireless and Web hosting experience and expertise; risks and costs associated with migrating customers, including reliance on the cooperation of incumbent carriers; entry into developing markets; the possible inability to hire and/or retain qualified sales, technical and other personnel, and to manage growth; risks associated with international operations; dependence on effective information systems; dependence on third parties to enable us to expand and manage our global network and operations and to provide local, wireless and broadband services as well as to migrate customers; dependence on the implementation and performance of our global asynchronous transfer mode + Internet protocol communications network; adverse outcomes of outstanding litigation matters; and the outbreak or escalation of hostilities or terrorist acts and adverse geopolitical developments. As such, actual results or circumstances may vary materially from such forward-looking statements or expectations. Readers are also cautioned not to place undue reliance on these forward-looking statements which speak only as of the date these statements were made. We are not necessarily obligated to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult the discussion of risks and uncertainties under “Management’s Discussion and Analysis of Financial Condition and Results of Operations-Liquidity and Capital Resources-Short and Long-Term Liquidity Considerations and Risks”; and “–Special Note Regarding Forward-Looking Statements” contained in our annual report on Form 10-K and quarterly reports on Form 10-Q, as filed with the Securities and Exchange Commission.

This release includes certain non-GAAP financial measures as defined under SEC rules. As required by SEC rules, we have provided a reconciliation of these measures to the most directly comparable GAAP measures, which is contained in the tables to this release and on our website at www.primustel.com. Additionally, information regarding the purpose and use for these non-GAAP financial measures is set forth with this press release in our Current Report on Form 8-K filed with the SEC on August 2, 2005, and available on our website.

For more information:

John DePodesta

Executive Vice President

Primus Telecommunications Group, Incorporated

703 748-8050

ir@primustel.com

PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
NET REVENUE	$293,363	$331,615	$607,081	$679,638

OPERATING EXPENSES
Cost of revenue (exclusive of depreciation shown below)	196,531	199,035	398,626	408,692
Selling, general and administrative	98,668	95,407	204,201	189,724
Depreciation and amortization	21,769	23,140	44,732	46,647
Loss on sale of assets	—	1,873	—	1,873
Asset impairment write-down	578	—	578	—

Total operating expenses	317,546	319,455	648,137	646,936

INCOME (LOSS) FROM OPERATIONS	(24,183)	12,160	(41,056)	32,702

INTEREST EXPENSE	(13,581)	(11,579)	(26,023)	(26,658)
EQUITY INVESTMENT GAIN (LOSS)	32	(21)	(249)	(34)
GAIN (LOSS) ON EARLY EXTINGUISHMENT OF DEBT	(1,705)	297	(1,705)	(13,896)
INTEREST AND OTHER INCOME	1,008	573	1,584	1,322
FOREIGN CURRENCY TRANSACTION LOSS	(3,251)	(14,665)	(6,386)	(15,797)

LOSS BEFORE INCOME TAXES	(41,680)	(13,235)	(73,835)	(22,361)
INCOME TAX EXPENSE	(2,509)	(1,651)	(4,981)	(2,580)

NET LOSS	$(44,189)	$(14,886)	$(78,816)	$(24,941)

BASIC AND DILUTED LOSS PER COMMON SHARE	$(0.49)	$(0.17)	$(0.87)	$(0.28)
BASIC AND DILUTED WEIGHTED AVERAGE COMMON SHARES OUTSTANDING	90,311	89,611	90,186	89,190

PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED

CONSOLIDATED CONDENSED BALANCE SHEET

(in thousands)

(unaudited)

June 30, 2005
Cash and cash equivalents	$91,396
Accounts receivable, net	159,714
Other current assets	31,471

TOTAL CURRENT ASSETS	282,581

Restricted cash	13,186
Property and equipment, net	312,565
Intangible assets, net	103,282
Other assets	31,401

TOTAL ASSETS	$743,015

Accounts payable	$103,386
Accrued interconnection costs	75,451
Accrued expenses and other current liabilities	68,013
Accrued income taxes	19,593
Accrued interest	14,711
Current portion of long-term obligations	16,944

TOTAL CURRENT LIABILITIES	298,098

Non-current portion of long-term obligations	629,047
Other liabilities	1,340

TOTAL LIABILITIES	928,485

Stockholders’ deficit	(185,470)

TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$743,015

PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED

RECONCILIATION OF NET LOSS TO ADJUSTED EBITDA

(in thousands)

(unaudited)

	Three Months Ended
	June 30, 2005	March 31, 2005	June 30, 2004
NET LOSS	$(44,189)	$(34,627)	$(14,886)
Add:
Depreciation and amortization	21,769	22,963	23,140
Loss on sale of fixed assets	—	—	1,873
Asset impairment write-down	578	—	—
Interest expense	13,581	12,442	11,579
Equity investment (gain) loss	(32)	281	21
(Gain) loss on early extinguishment of debt	1,705	—	(297)
Income tax expense	2,509	2,472	1,651
Foreign currency transaction loss	3,251	3,135	14,665
Less:
Interest and other income	(1,008)	(576)	(573)

ADJUSTED EBITDA	$(1,836)	$6,090	$37,173

PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED

RECONCILIATION OF DILUTED LOSS PER COMMON SHARE TO

ADJUSTED DILUTED INCOME (LOSS) PER COMMON SHARE

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended
	June 30, 2005	March 31, 2005	June 30, 2004
NET LOSS	$(44,189)	$(34,627)	$(14,886)
Add:
Loss on sale of fixed assets	—	—	1,873
Asset impairment write-down	578	—	—
(Gain) loss on early extinguishment of debt	1,705	—	(297)
Foreign currency transaction loss	3,251	3,135	14,665

ADJUSTED NET INCOME (LOSS)	$(38,655)	$(31,492)	$1,355

BASIC WEIGHTED AVERAGE COMMON SHARES OUTSTANDING	90,311	90,059	89,611
In-the-money options exercisable under stock option compensation plans	—	—	3,586

ADJUSTED DILUTED WEIGHTED AVERAGE COMMON SHARES OUTSTANDING	90,311	90,059	93,197

ADJUSTED DILUTED INCOME (LOSS) PER COMMON SHARE	$(0.43)	$(0.35)	$0.01

PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED

RECONCILIATION OF NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES

TO FREE CASH FLOW

(in thousands)

(unaudited)

	Three Months Ended
	June 30, 2005	March 31, 2005	June 30, 2004
NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	$(2,261)	$(13,929)	$20,447
Net cash used in purchase of property and equipment	(15,963)	(14,234)	(7,681)

FREE CASH FLOW	$(18,224)	$(28,163)	$12,766